EXHIBIT 99.2

NEWS FROM:

C R O W N A M E R I C A N R E A L T Y T R U S T

IMMEDIATE RELEASE: September 27, 2002

CONTACT: Media: Christine Menna 814-536-9520 cmenna@crownamerican.com

Investors: Terry Stevens 814-536-9538 tstevens@crownamerican.com

Website: www.crownamerican.com

CROWN AMERICAN REALTY TRUST COMPLETES
ACQUISITION OF VALLEY VIEW MALL, LA CROSSE, WISCONSIN

Johnstown, Pa. - Crown American Realty Trust (NYSE:CWN) has completed the acquisition of Valley View Mall, an enclosed regional shopping mall, located in La Crosse, Wisconsin, from the Equitable Life Assurance Society of the United States.

Valley View Mall comprises 587,000 square feet of gross leasable area (GLA), which includes 35,000 square feet of is owned GLA in a detached strip center. The mall is anchored by Sears, JC Penney, Marshall Fields and Herberger's. The stores occupied by Sears, Marshall Fields and Herberger's, aggregating 256,000 square feet of GLA, together with related parking areas are owned by their anchor occupants. The mall shop tenant occupancy is approximately 90%, and the mall shop tenant sales are approximately $300 per square foot. Annual net operating income is expected to exceed $5 million.

The purchase price was $50 million and was financed by a $37.0 million seven-year fixed rate mortgage loan bearing interest at 6.15%, with the balance funded from the Company's line of credit. In June 2002 the Company raised $47.2 million net proceeds from a common share secondary offering and used those proceeds initially to pay down its line of credit with the intent of later re-borrowing from the line of credit for acquisitions or for other general corporate purposes.

"We're very pleased to add Valley View Mall to the Crown American mall portfolio," said Crown American Realty Trust Chairman, CEO and President Mark E. Pasquerilla. "Valley View is a good fit for our Company. It is the only enclosed mall in a large trade area, and it has a solid tenant roster with a complementary and diversified tenant mix."

Crown American Realty Trust is an equity real estate investment trust (REIT) that, through various affiliates and subsidiaries owns, acquires, operates and develops regional shopping malls in Pennsylvania, Maryland, West Virginia, Virginia, New Jersey, North Carolina, Tennessee, Georgia and Wisconsin. The current portfolio includes enclosed regional malls aggregating over 16 million square feet of gross leasable area. Crown American is listed on the New York Stock Exchange under the symbol CWN and is headquartered in Johnstown, Pennsylvania. The Company's corporate web site can be found at www.crownamerican.com.